Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 14, 2008 on the consolidated balance sheets of Uranerz Energy Corporation (the “Company”) as at December 31, 2007 and 2006 and the related consolidated statements of operations, cash flows and stockholders’ equity (deficit) for each of the three years in the period ended December 31, 2007 and accumulated from May 26, 1999 (Date of Inception) to December 31, 2007 that are included in the Company’s Form 10-K for the year ended December 31, 2007, which is incorporated by reference in the Company’s Form S-8 Registration Statement filed with the United States Securities and Exchange Commission on November 21, 2005.

/s/ MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS
Vancouver, Canada
March 17, 2008